                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
-------------------------------------------------------------------
             FORM 4                                                                                           OMB APPROVAL
-------------------------------------------------------------------
[X] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:            3235-0287
    SUBJECT TO SECTION 16. FORM 4                                                                   Expires:      September 30, 1998
    OR FORM 5 OBLIGATIONS MAY                                                                       Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(B).                                                                 hours per response      .... 0.5
--------------------------------


1. Name and Address of Reporting Person *

Hajim                       Edmund                  A.
   (Last)                   (First)                 (Middle)

230 Park Avenue
                            (Street)

New York                    NY                        10167
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

NFO Worldwide, Inc. ("NFO")


3. IRS or Social Security Number of Reporting Person (Voluntary)



4. Statement of Month/Year

4/2000


5. If Amendment, Date or Original (Month/Year)



6. Relationship of Reporting Person to Issuer   (Check all applicable)

         X    Director                          10% Owner
       -----                              -----
              Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       -----------------------------------------


7.    Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                  (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                  Day/         -------------  -------------------------     End of           (D)          ficial
                                  Year)                                   (A)               Month            Indirect     Owner-
                                               Code      V      Amount     or    Price      (Instr. 3        (I)          ship
                                                                          (D)               and 4)           (Instr. 4)  (Instr. 4)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------
Common Stock                     04/19/2000     M               11,250     A      $8.72                         D
Common Stock                     04/20/2000     J*              59,250     D         **             0           D
Common Stock                     04/20/2000     J*              34,000     D         **             0           I           ***
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                    SEC 1474 9-96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6.  Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-       cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-         piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)        (Month/Day/
                                            ative         Day/                                                     Year)
                                            Security      Year)     -------------  -------------------------  ----------------------
                                                                                                              Date         Expira-
                                                                    Code       V       (A)           (D)      Exer-        tion
                                                                                                              cisable      Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
Stock Option (right to buy)                  $8.72       04/19/00    M                11,250                    11/05/95   5/05/2000
with tandem tax
withholding right
Non-Qualified Options                     $14.8333       04/20/00    J*                            11,250                  5/09/2001
Non-Qualified Options                       $13.00       04/20/00    J*                            11,250                  5/21/2002
Non-Qualified Options                       $19.19       04/20/00    J*                            15,000                  5/13/2003
Non-Qualified Options                       $14.63       04/20/00    J*                            45,000                  5/11/2004
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------

7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
Common Stock               11,250           $8.72                           D
Common Stock               11,250            ****
Common Stock               11,250            ****
Common Stock               15,000            ****
Common Stock               45,000            ****              0
---------------------  ---------------  -------------  -------------  -------------  --------------

Explanation of Responses:

* Disposition pursuant to merger of NFO with a subsidiary of The Interpublic Group of Companies.

** Pursuant to the merger of NFO with a subsidiary of The Interpublic Group of Companies (NYSE:IPG) each NFO common share was exchanged for .5503 of a share of IPG common stock.

*** 12,000 shares owned by Mr. Hajim's wife; 10,000 owned by The Hajim Family Foundation, of which Mr. Hajim is trustee; and 12,000 owned by trusts whose beneficiaries are Mr. Hajim's children.

**** Options were disposed in connection with the merger, in exchange for a number of options of IPG equal to the number of NFO options multiplied by .5503. A proportionate adjustment to the exercise was also made.

+ Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

          /s/ Edmund A. Hajim                            May 10, 2000
----------------------------------------------       ---------------------
     +Signature of Reporting Person                          Date


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

Page 2
SEC 1474 (9-96)